                                                                      EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                  Three Months
                                                                      Ended
                                                                    March 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
Net income....................................................... $   20 $   19
Add:
  Interest expense...............................................     45     29
  Amortization of capitalized debt expense.......................      1    --
  Income tax expense and other taxes on income...................     11     11
                                                                  ------ ------
    Earnings as defined.......................................... $   77 $   59
                                                                  ====== ======
Interest expense................................................. $   45 $   29
Amortization of capitalized debt expense.........................      1    --
                                                                  ------ ------
    Fixed charges as defined..................................... $   46 $   29
                                                                  ====== ======
Ratio of earnings to fixed charges...............................  1.67x  2.03x
                                                                  ====== ======

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